Exhibit 10.1

CONFIDENTIAL SEPARATION AND RELEASE AGREEMENT

This Confidential Separation and Release Agreement (this “Agreement”), originally delivered September 24, 2024, confirms the following understandings and agreements between Armata Pharmaceuticals, Inc. (the “Company”) and Richard Rychlik (hereinafter referred to as “you” or “your”).

In consideration of the promises set forth herein, you and the Company agree as follows:

1.             Opportunity for Review; Acceptance.

(a)            You have until October 16, 2024 (the “Review Period”), to review and consider this Agreement. To accept this Agreement, and the terms and conditions contained herein, prior to the expiration of the Review Period (but in no event earlier than the Separation Date (as defined below)), you must execute and date this Agreement where indicated below and return the executed copy of this Agreement to Deborah Birx (the “Company Representative”), Chief Executive Officer, 5005 McConnell Avenue, Los Angeles, California 90066, by email, or by a recognized national overnight courier service to the address specified above or by other electronic copies (complying with the U.S. federal ESIGN Act of 2000 (e.g., DocuSign)). You acknowledge that, to the extent there are changes made to the terms of this Agreement after the date hereof, whether they are material or immaterial, the Review Period is not recommenced.

(b)            Notwithstanding anything contained herein to the contrary, this Agreement will not become effective or enforceable for a period of seven (7) calendar days following the date of your execution of this Agreement (the “Revocation Period”), during which time you may revoke your acceptance of this Agreement by notifying the Company Representative, in writing, as specified above. To be effective, such revocation must be received by the Company Representative no later than 11:59 p.m. Pacific Time on the seventh (7th) calendar day following your execution of this Agreement. Provided that this Agreement is executed during the Review Period and you do not revoke it during the Revocation Period, the eighth (8th) calendar day following the date on which this Agreement is executed and delivered to the Company Representative shall be its effective date (the “Effective Date”). In the event that you fail to execute and deliver this Agreement prior to the expiration of the Review Period or, if you revoke this Agreement during the Revocation Period, this Agreement will be null and void and of no effect, and neither you nor the Company nor any other member of the Company Group (as defined below) will have any obligations hereunder.

2.             Employment Status; Accrued Benefits; Separation Benefits.

(a)             Employment Status. You acknowledge and agree that your employment with the Company and, to the extent applicable, any of its direct and indirect parent(s), subsidiaries, and affiliates (collectively, with the Company, the “Company Group”), shall terminate effective as of the close of business on September 30, 2024 (the “Separation Date”), and after the Separation Date, you will not represent yourself as being an employee, officer, agent, or representative of the Company or any other member of the Company Group. You hereby confirm your resignations from all offices, directorships, trusteeships, committee memberships and fiduciary and other capacities held with, or on behalf of, the Company Group effective as of the Separation Date and your execution of this Agreement will be deemed the grant by you to the officers of the Company of a limited power of attorney to sign in your name and on your behalf any such documentation as may be required to be executed solely for the limited purposes of effectuating such resignations. You agree that within five (5) business days following the Separation Date, you will update your accounts or profiles on any social media platform (including, but not limited to, Facebook, X (formerly known as Twitter) or LinkedIn) to reflect that you are no longer actively employed by or affiliated with the Company Group.

(b)            Accrued Benefits. The Separation Date shall be the termination date of your employment for purposes of participation in and coverage under all employee benefit plans and programs or arrangements sponsored by or through the Company and any other member of the Company Group in which you are eligible to participate, except as otherwise provided herein. Regardless of whether you sign this Agreement, you will be paid for (i) all of your earned but unpaid salary through the Separation Date on the Separation Date, and (ii) any business expenses incurred by you prior to the Separation Date and properly submitted in accordance with the Company’s policies and procedures within ten (10) days following the Separation Date. In addition, if applicable, you will be entitled to continued medical and health benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), and additional information concerning such benefits will be provided to you under separate cover following the Separation Date.

(c)            Separation Benefits. In consideration of your promises herein, and subject to your execution, delivery and non-revocation of this Agreement and your continued compliance with this Agreement, the Company will provide you with (i) continued payment of your base salary (at the rate currently in effect) through December 31, 2024, and (ii) subject to your timely election of COBRA continuation coverage, continuation of your enrollment under the Company’s group health insurance plan as of the Separation Date during the period beginning on the Separation Date and ending on December 31, 2024 (the “Health Continuation Expiration Date”), with your contribution to such plan as if you were employed by the Company, such contributions to be paid by you in the same period (e.g., monthly, bi-weekly, etc.) as all other employees of the Company; provided, that the reduced contribution rate pursuant to this clause (ii) shall cease earlier than the Health Continuation Expiration Date in the event that you become eligible to receive any group health benefits from a subsequent employer (which such eligibility shall be promptly reported by you to the Company), or you are no longer eligible to receive COBRA continuation coverage (collectively, (i) and (ii) being, the “Consideration”).

(d)            Deferral of Payments. Notwithstanding the foregoing, in the event that any amount would otherwise have been payable as a result of paragraph 2(c) above prior to the Effective Date, such amount shall not be paid until the first regularly scheduled payroll date that is at least five (5) business days following the Effective Date.

(e)            Full Discharge. You acknowledge and agree that the payment(s) and other benefits provided pursuant to this paragraph 2 are in full satisfaction and discharge of any and all liabilities and obligations of the Company or any other member of the Company Group to you, monetarily, with respect to employee benefits or otherwise, including, but not limited to, any and all obligations, including, without limitation, notice and severance obligations, arising under that certain employment agreement between you and the Company, dated August 31, 2023 (the “Employment Agreement”), any other alleged written or oral employment agreement, policy, plan or procedure of the Company or any other member of the Company Group and/or any alleged understanding or arrangement between you and the Company or any other member of the Company Group (other than claims for accrued and vested benefits under an employee benefit, insurance, or pension or other retirement plan of the Company or any other member of the Company Group (excluding any severance or similar plan or policy), subject to the terms and conditions of such plan(s)). You further acknowledge and agree that, as of the Separation Date, all outstanding, unvested options and restricted stock units held by you will be forfeited and that any vested options are subject to forfeiture to the extent not exercised during the ninety (90) days immediately following the Separation Date.

(f)             Taxes. The Company Group will withhold all applicable taxes, including, but not limited to, income, employment and social insurance taxes, as shall be required by law, from the amounts and benefits provided hereunder, including, without limitation, the Consideration.

3.             Release and Waiver of Claims.

(a)           As used in this Agreement, the term “claims” will mean all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses and liabilities, of whatsoever kind or nature, in law, equity or otherwise.

(b)           For and in consideration of the payments and benefits described in paragraph 2 above, and other good and valuable consideration, you, for and on behalf of yourself and your heirs, administrators, executors and assigns, effective as of the Effective Date, do fully and forever release, remise and discharge each member of the Company Group (including any co-employer of any member of the Company Group) and each of their successors and assigns, together with their respective current and former officers, directors, partners, members, stockholders (including any management company of a member or stockholder), employees and agents (collectively, and with the Company, the “Company Parties”) from any and all claims whatsoever up to the date you execute this Agreement which you had, may have had, or now have against the Company Parties, whether known or unknown, for or by reason of any matter, cause or thing whatsoever, including any claim arising out of or attributable to your employment or the termination of your employment with the Company or any member of the Company Group, whether for tort, breach of express or implied contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, violation of public policy, defamation, libel or slander, or under any federal, state or local law dealing with discrimination, harassment or retaliation, and any other purported restriction on an employer’s right to terminate the employment of employees. This release of claims includes, but is not limited to, all claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), the Americans with Disabilities Act of 1990, the Civil Rights Act of 1991, the Family and Medical Leave Act of 1993, the Equal Pay Act of 1963, the Worker Adjustment and Retraining Notification Act of 1988 and the Employee Retirement Income Security Act of 1974 (excluding claims for accrued, vested benefits under any retirement, pension or other employee benefit plan of the Company Parties (other than any severance or similar plan or policy)), each as may be amended from time to time, and all other federal, state and local laws, the common law or constitution of any jurisdiction. You intend the release contained herein to be a general release of any and all claims to the fullest extent permissible by law and for the provisions regarding the release of claims against the Company Parties to be construed as broadly as possible, and hereby incorporate in this release similar federal, state or other laws, all of which you also hereby expressly waive.

(c)           You understand and agree that claims or facts in addition to or different from those which are now known or believed by you to exist may hereafter be discovered, but it is your intention to fully and forever release, remise and discharge all claims which you had, may have had, or now have against the Company Parties, whether known or unknown, suspected or unsuspected, asserted or unasserted, contingent or noncontingent, without regard to the subsequent discovery or existence of such additional or different facts. Without limiting the foregoing, by signing this Agreement, you expressly waive and release any provision of law that purports to limit the scope of a general release, including any and all rights and benefits under Section 1542 of the Civil Code of the State of California (or any analogous law of any other state, to the extent applicable), which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

(d)           You acknowledge and agree that as of the date you execute this Agreement, you have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraphs.

(e)           Notwithstanding any provision of this Agreement to the contrary, by executing this Agreement, you are not releasing any claims relating to: (i) your rights with respect to payment and benefits under this Agreement; (ii) your right to accrued, vested benefits due to terminated employees under any employee benefit plan of the Company or any other member of the Company Group in which you participated (excluding any severance or similar plan or policy), in accordance with the terms thereof (including your right to elect COBRA continuation coverage); (iii) any claims that cannot be waived by law or that arise after the date you execute this Agreement; (iv) your right to indemnification, advancement and reimbursement of legal fees and expenses, and directors and officers liability insurance, as provided by, and in accordance with the terms of, applicable law, the Company’s by-laws or otherwise; (v) your rights as a stockholder or optionholder of the Company; or (vi) your right to unemployment insurance benefits (application for which shall not be contested by the Company, provided that the Company shall truthfully respond to any government inquiries concerning you).

(f)             Notwithstanding any provision of this Agreement to the contrary, nothing herein or in any Company policy or agreement prevents you, without notifying the Company, from (i) speaking with law enforcement, your attorney, the attorney general, the U.S. Equal Employment Opportunity Commission or any state or local division of human rights or fair employment agency; (ii) filing a charge or complaint with, participating in an investigation or proceeding conducted by, or reporting possible violations of law or regulation to any government agency; (iii) participating in a whistleblower program administered by the U.S. Securities and Exchange Commission or any other government agency; (iv) truthfully testifying in a legal proceeding or responding to or complying with a subpoena, court order, or other legal process; (v) filing or disclosing any facts necessary to receive unemployment insurance, Medicaid, or other public benefits to which you may be entitled; or (vi) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful; provided, however, in each case, you agree to forgo any monetary benefit from the filing of a charge or complaint with a government agency except pursuant to a whistleblower program or where your right to receive such a monetary benefit is otherwise not waivable by law.

(g)           You acknowledge and agree that as of the date you execute this Agreement, you have reported all accidents, injuries or illnesses relating to or arising from your employment with the Company or the Company Group and that you have not suffered any on-the-job injury or illness for which you have not yet filed a claim.

(h)           By signing below, you represent and warrant to the Company that (i) prior to the date you execute this Agreement, you have provided the Company with written disclosure of any unethical or illegal behavior and any material violations of the Company’s code of ethics or other material policy, in each case, that you observed, suspected or became aware of during the course of your employment or, if no such written disclosure was provided, that you have not observed, suspected or become aware of any such behavior or violations and (ii) you have complied with all laws and Company policies in respect of your employment with the Company.

4.             Knowing and Voluntary Waiver. You expressly acknowledge and agree that you:

(a)           are able to read the language, and understand the meaning and effect, of this Agreement;

(b)           have no physical or mental impairment of any kind that has interfered with your ability to read and understand the meaning of this Agreement or its terms, and that you are not acting under the influence of any medication, drug or chemical of any type in entering into this Agreement;

(c)           are specifically agreeing to the terms of the release contained in this Agreement because the Company has agreed to provide you the Consideration, which the Company has agreed to provide because of your agreement to accept it in full settlement of all possible claims you might have or ever had against the Company Parties, and because of your execution of this Agreement;

(d)           acknowledge that, but for your execution of this Agreement, you would not be entitled to the Consideration;

(e)           had or could have the entire Review Period in which to review and consider this Agreement, and that if you execute this Agreement prior to the expiration of the Review Period, you have voluntarily and knowingly waived the remainder of the Review Period;

(f)            understand that, by entering into this Agreement, you do not waive rights or claims under the ADEA that may arise after the date you execute this Agreement;

(g)           have not relied upon any representation or statement not set forth in this Agreement made by the Company Group or any of its representatives;

(h)           are hereby advised to consult with your attorney regarding the terms and effect of this Agreement; and

(i)            have signed this Agreement knowingly and voluntarily.

5.             No Suit. You represent and warrant that you have not previously filed and, except as otherwise provided in paragraph 3(f) and to the maximum extent permitted by law, you agree that you will not file, a complaint, charge or lawsuit against any of the Company Parties regarding any of the claims released herein. Except as otherwise provided in paragraph 3(f), if, notwithstanding this representation and warranty, you have filed or file such a complaint, charge or lawsuit, you agree that you shall cause such complaint, charge or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge or lawsuit, including, without limitation, the attorneys’ fees of any of the Company Parties against whom you have filed such a complaint, charge or lawsuit.

6.             No Re-Employment. You hereby agree to waive any and all claims to re-employment with the Company or any of its direct or indirect parent(s) or subsidiaries. You affirmatively agree not to seek further employment with the Company or any its direct or indirect parent(s) or subsidiaries. You acknowledge that if you re-apply for or seek employment with the Company or any of its direct or indirect parent(s) or subsidiaries, the refusal to hire you based on this provision will provide a complete defense to any claims arising from your attempt to apply for employment.

7.             Successors and Assigns. The provisions hereof shall inure to the benefit of your heirs, executors, administrators, legal personal representatives and assigns and shall be binding upon your heirs, executors, administrators, legal personal representatives and assigns.

8.             Severability; Third-Party Beneficiaries. If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement. You acknowledge and agree that each of the Company Parties shall be a third-party beneficiary to the releases set forth in paragraph 3 above, with full rights to enforce this Agreement and the matters documented herein.

9.             Cooperation.

(a)           You agree that you will provide reasonable cooperation to the Company and/or any other member of the Company Group and its or their respective counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during your employment in which you were involved or of which you have knowledge. The Company agrees to reimburse you for reasonable out-of-pocket expenses incurred by you at the request of the Company with respect to your compliance with this paragraph 9(a).

(b)           Except as otherwise provided in paragraph 3(f) above, you agree that, in the event you are subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony or provide documents (in a deposition, court proceeding or otherwise) which in any way relates to your employment by the Company and/or any other member of the Company Group, you will give prompt written notice of such request to the Company Representative, in writing, as specified above (or the Company Representative’s successor or designee) and will make no disclosure until the Company and/or the other member of the Company Group has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure. The Company agrees to reimburse you for reasonable out-of-pocket expenses incurred by you at the request of the Company with respect to your compliance with this paragraph 9(b).

10.           Affirmation of Continuing Obligations. You hereby acknowledge and agree that you have and will continue to comply with all of your ongoing obligations to any member of the Company Group under any confidentiality, invention assignment, non-disparagement or similar agreement or arrangement to which you are a party with any member of the Company Group, including, without limitation, the obligations set forth in that certain Proprietary Information and Invention Assignment Agreement with the Company that was executed in connection with you commencing employment with the Company (the “Restrictive Covenants”), which obligations are hereby incorporated into this Agreement and shall survive the termination of your employment with the Company, and you hereby acknowledge, reaffirm and ratify your continuing obligations to the Company Group pursuant to such agreements or arrangements. You further hereby acknowledge that your continued compliance with these obligations is a condition of your receiving the Consideration described in paragraph 2 above.

11.           Return of Property. You agree that you will promptly return to the Company (or, if in electronic form and not unique, permanently delete), and you will retain no copies in any form (including electronic) of, all property belonging to the Company and/or any other member of the Company Group, including but not limited to all proprietary and/or confidential information and documents (including any copies thereof) in any form (including email) belonging to the Company, cell phone, iPhone or other mobile device, keys, credit card, identification card or badge, access card, employee handbook, laptop, computer or other office equipment, computer user name and password, disks, data files, thumb drives, and/or voicemail code. If you discover after the Separation Date that you have retained any proprietary and/or confidential information (including, without limitation, proprietary and/or confidential information contained in any electronic documents or email systems in your possession or control), you agree immediately upon discovery to send an email to the Company Representative to inform the Company of the nature and location of the proprietary and/or confidential information that you have retained so that the Company may arrange to remove, recover, and/or collect such information. You further acknowledge and agree that the Company shall have no obligation to provide the Consideration described in paragraph 2 above unless and until you have satisfied all your obligations pursuant to this paragraph 11.

12.           Non-Admission. Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of you or any member of the Company Group. Accordingly, this Agreement is inadmissible except in an action to enforce it.

13.           Entire Agreement. This Agreement and the Restrictive Covenants constitute the entire understanding and agreement of the parties hereto regarding the termination of your employment. This Agreement and the Restrictive Covenants supersede all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and the Restrictive Covenants.

14.           Attorneys’ Fees and Costs. You hereby acknowledge and agree that, except as provided in paragraph 16 (Arbitration), the Company Parties are entitled to recover from you all reasonable attorneys’ fees and costs associated with their efforts to enforce this Agreement or the Restrictive Covenants and/or to recover damages for a breach of this Agreement or the Restrictive Covenants by you, and/or which are incurred by the Company Parties as a result of a breach of this Agreement or the Restrictive Covenants by you.

15.           Governing Law; Jurisdiction. EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO CONFLICT OF LAWS RULES. BY EXECUTION OF THIS AGREEMENT, EACH PARTY TO THIS AGREEMENT HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF CALIFORNIA AND HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY DISPUTE ARISING UNDER OR CONCERNING THIS AGREEMENT.

16.           Arbitration. EXCEPT WHERE PREEMPTED BY FEDERAL LAW, ALL DISPUTES ARISING UNDER OR CONCERNING THIS AGREEMENT, EXCEPT CLAIMS FOR IMMEDIATE INJUNCTIVE RELIEF AS REFERENCED BELOW, AS WELL AS ALL CLAIMS ARISING OUT OF YOUR EMPLOYMENT OR THE TERMINATION THEREOF, INCLUDING WITHOUT LIMITATION ALL CLAIMS FOR PAYMENT OF WAGES, DISCRIMINATION, RETALIATION, AND ALL OTHER CLAIMS BASED ON ANY STATE, FEDERAL OR COMMON LAW WILL BE RESOLVED THROUGH BINDING ARBITRATION BEFORE A SINGLE ARBITRATOR PURSUANT TO THE FEDERAL ARBITRATION ACT.  THE ARBITRATION SHALL BE ADMINISTERED BY JAMS, UNDER ITS THEN APPLICABLE RULES FOR EMPLOYMENT DISPUTES.  IF JAMS CANNOT SERVE AS THE ARBITRATION ADMINISTRATOR, THEN THE ARBITRATION WILL BE THROUGH THE AMERICAN ARBITRATION ASSOCIATION, UNDER ITS THEN APPLICABLE RULES FOR EMPLOYMENT DISPUTES.  THE COMPANY SHALL PAY ALL ARBITRATION FEES IN EXCESS OF THE ADMINISTRATIVE FEES THAT YOU WOULD BE REQUIRED TO PAY IF THE DISPUTE WERE DECIDED IN A COURT OF LAW.  THE EXCLUSIVE VENUE OF ANY SUCH ARBITRATION WILL BE LOS ANGELES, CALIFORNIA.  THE NON-PREVAILING PARTY WILL PAY THE REASONABLE ATTORNEYS’ FEES AND COSTS OF THE PREVAILING PARTY.  THE ARBITRATOR SHALL HAVE AUTHORITY TO ISSUE EQUITABLE AND LEGAL RELIEF, INCLUDING WITHOUT LIMITATION INJUNCTIVE RELIEF AND MONETARY DAMAGES, BUT THE ARBITRATOR MAY NOT CONSOLIDATE THE CLAIMS OF MORE THAN ONE PERSON OR ENTITY, NOR MAY THE ARBITRATOR PRESIDE OVER ANY FORM OF REPRESENTATIVE OR CLASS PROCEEDING.  QUESTIONS OF WHETHER A CLAIM IS SUBJECT TO ARBITRATION UNDER THIS AGREEMENT SHALL BE DECIDED BY THE ARBITRATOR.  ALL ARBITRATION PROCEEDINGS SHALL BE CONFIDENTIAL.  THIS ARBITRATION PROVISION DOES NOT PREVENT EITHER PARTY FROM SEEKING IMMEDIATE INJUNCTIVE RELIEF IN COURT TO REMEDY A BREACH OR THREATENED BREACH OF THIS AGREEMENT.

17.           Construction. The section or paragraph headings or titles herein are for convenience of reference only and shall not be deemed a part of this Agreement. The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party, including, but not limited to Section 1654 of the California Civil Code, shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed in a reasonable manner to effect the intentions of both parties hereto and not in favor or against either party.

18.           Section 409A. Payments made under this Agreement are intended to be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and this Agreement will be interpreted to achieve this result. For purposes of this Agreement, each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A. In no event is the Company responsible for any tax or penalty owed by you (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A) with respect to payments under this Agreement.

19.           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument, and electronically delivered copies of executed counterparts shall be deemed to be originals for all purposes.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth below.

armata pharmaceuticals, inc.

By:	/s/ Deborah Birx
Deborah Birx, M.D.
Chief Executive Officer

EMPLOYEE

/s/ Richard Rychlik
Richard Rychlik

Dated: Sept. 30, 2024

[Signature Page to R. Rychlik Confidential Separation and Release Agreement]